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                                                                   Exhibit 4.17


                                  AMENDMENT TO
                       FIRST COMMON STOCK PURCHASE WARRANT
                         OF VIEW SYSTEMS, INC. (COMPANY)
                   DATED FEBRUARY 18, 2000, AND SECOND COMMON
           STOCK PURCHASE WARRANT OF COMPANY, DATED FEBRUARY 18, 2000,
                    ISSUED TO RUBIN INVESTMENT GROUP (HOLDER)
                  AND TO SUBSCRIPTION AND INVESTMENT AGREEMENT
               DATED FEBRUARY 18, 2000, BETWEEN COMPANY AND HOLDER




          Amendment to the First Common Stock Purchase Warrant (First Purchase Warrant), the Second Common Stock Purchase Warrant (Second Purchase Warrant), the Subscription and Investment Agreement (Subscription Agreement) described above, as follows:



          1. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the First Purchase Warrant.



          2. An aggregate of up to 1,235,000 shares of Common Stock may still be purchased by Holder under the First Purchase Warrant.



          3. An aggregate of 265,000 shares have been acquired by Holder upon partial exercise of the First Purchase Warrant and the Company acknowledges receipt of cash and property with the agreed upon and acknowledged value of $230,000 in full payment of the Purchase Price for such shares.



          4. Notwithstanding anything to the contrary set forth in the First Purchase Warrant and Subscription Agreement, by mutual agreement, the Purchase Price for the last 200,000 shares of Common Stock acquired by Holder upon partial exercise of the First Purchase Warrant was $.50 per share.



          5. Section 12 of the First Purchase Warrant which restricts its exercise under certain circumstances is hereby deleted in its entirety and is of no further force and effect.



          6. Section 12 of the Second Purchase Warrant issued by the Company to Holder is deleted in its entirety and is of no further force or effect.




          7. Except as herein specifically provided, the First Purchase Warrant, Second Purchase Warrant and Subscription Agreement shall remain in full force and effect according to their terms.



          IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the 1st day of June, 2000.



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Attest:                                                VIEW SYSTEMS, INC.

By:____________________________                 By:_____________________________
   Andrew L. Jiranek, Secretary                    Gunther Than, Chief Executive
                                                             Officer



Witness:                                              RUBIN INVESTMENT GROUP


______________________                          By:_____________________________
                                                   Dan J. Rubin, Chief Executive
                                                             Officer